Exhibit 99
Cedar Fair, L.P. Press Release
For Immediate Release March 15, 2005	Contacts:	Brian Witherow Stacy Frole	(419) 627-2173 (419) 627-2227

CEDAR FAIR, L.P. REPORTS RESULTS FOR 2004 AND OUTLOOK FOR 2005

SANDUSKY, OHIO, March 15, 2005-- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for its fourth quarter and year ended December 31, 2004.

For the year, net revenues increased 6% to $542.0 million on a 3% increase in combined attendance, a 3% increase in average in-park guest per capita spending, and a 5% increase in out-of-park revenues, including resort hotels.

Results for 2004 include operations from Geauga Lake, near Cleveland, Ohio, which was acquired in early April. Excluding the acquisition, net revenues for the year increased $7.5 million, or 2%, on a 3% decrease in combined attendance, a 3% increase in average in-park guest per capita spending, and a 4% increase in out-of-park revenues.

Excluding depreciation and other non-cash charges, total operating costs and expenses for the year increased 10% to $369.0 million from $334.3 million in 2003, due primarily to the acquisition of Geauga Lake. Excluding operations at Geauga Lake, total cash operating costs and expenses for the year increased only 2%. After depreciation and a $4.5 million non-cash charge for unit options, operating income in 2004 decreased to $117.8 million from $125.2 million a year ago, due to the operating loss at Geauga Lake since it was acquired. On a same-park basis, operating income for the year increased 2% to $127.5 million.

In 2004, the Partnership recognized a non-cash credit of $4.5 million for the change in fair value of two interest rate swap agreements during the period, compared to last year's credit of $2.7 million. After this credit, and interest expense and provision for partnership taxes, both of which were up between years due to the Geauga Lake acquisition, net income for the year decreased to $78.3 million, or $1.47 per diluted limited partner unit, from $85.9 million, or $1.67 per unit, in 2003. Excluding the impact of Geauga Lake, net income in 2004 would have increased $5.8 million over last year to $91.7 million, or $1.76 per unit.

"Although we did not achieve every park-level target, we are generally pleased with how our parks performed in 2004," said Dick Kinzel, chairman, president and chief executive officer. "In spite of our modest capital program and inconsistent weather throughout the summer months at our seasonal parks, we were still able to entertain a record number of guests in 2004. In addition, we saw solid improvement in in-park guest per capita spending levels and out-of-park revenues, particularly at our Cedar Point resort properties. For the full year, combined attendance at our 12 parks totaled 12.6 million guests, up 3% from 2003, while average in-park guest per capita spending increased 3% to $36.59 from $35.48 a year ago."

Commenting on results for the fourth quarter, Kinzel said, "With favorable October weather and the increasing popularity of our fall promotions, revenues in the quarter increased 12% from last year on a 4% increase in combined attendance, a 5% increase in average in-park guest per capita spending, and an 18% increase in out-of-park revenues. Excluding results from Geauga Lake, revenues in the quarter were still up 9% on a 1% increase in combined attendance, a 5% increase in average in-park guest per capita spending, and an 18% increase in out-of-park revenues."

Kinzel added that management believes that a very meaningful measure of the Partnership's park-level operating results is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash charges. For the year, adjusted EBITDA decreased $2.7 million to $173.0 million, due entirely to an adjusted EBITDA loss of $4.0 million generated at Geauga Lake during the period subsequent to its acquisition. Excluding the impact of Geauga Lake, adjusted EBITDA would have increased $1.3 million to $177.0 million in 2004 from $175.7 million a year ago.

Looking ahead to the 2005 season, Kinzel reported that the Partnership is investing $83 million in capital improvements at its 12 properties, including the addition of new world-class roller coasters at Knott's Berry Farm and Dorney Park, as well as the introduction of an exciting new water park at Geauga Lake. "Our capital projects are all proceeding on schedule and on budget, and should be ready for the 2005 season," he said. "In addition, 2005 will be the first full year of operations for Cedar Point's new indoor water park resort, Castaway Bay, which has proven very popular with guests since it opened in November of last year."

Commenting on expectations for 2005, Kinzel added, "With a very significant capital investment program, a season under our belt at Geauga Lake, and the excitement surrounding Castaway Bay, we believe that we are well positioned for 2005. For the full year, we expect to generate revenue growth of 6-8%, driven primarily by improvements in attendance and in-park guest per capita spending, as well as continued growth in accommodation revenues at our resort properties. Based on these revenue expectations and continued disciplined expense control, we hope to generate full-year adjusted EBITDA in the $185-195 million range. With these results, we should be positioned to achieve our goal of continued growth in cash distributions to our unitholders in 2005."

The Partnership also reported that during its review and assessment of internal controls, as required under Sarbanes-Oxley Section 404, an internal control deficiency was identified relating to its accounting for income taxes at its corporate subsidiaries. As a result of this income tax accounting issue, the Partnership will report an internal control deficiency that constitutes a "material weakness," as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. Consequently, management will be unable to report that its internal control over financial reporting was effective as of December 31, 2004, and the Partnership's independent registered public accounting firm, Deloitte & Touche LLP, will render an opinion indicating the Partnership has not maintained effective internal control over financial reporting as of December 31, 2004.

"The situation that was identified was the result of complex tax and accounting rules and not misconduct," said Kinzel. "The internal control deficiency did not result in adjustments to our financial statements and involved non-cash items related to deferred taxes. These non-cash items do not affect our revenues, cash flows or pre-tax earnings in any period, nor do they in any way affect our financial strength or outlook for 2005 and beyond."

The Partnership will host a conference call with analysts at 2:00 p.m. Eastern Time on Tuesday, March 15, 2005, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 4:00 p.m. ET, Tuesday, March 15, 2005, until 11:59 p.m. ET, Tuesday, March 29, 2005. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 5831923.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience for Geauga Lake, and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/04	12/31/03	12/31/04	12/31/03
Net revenues	$ 68,159	$ 61,050	$541,972	$509,976
Cash operating costs and expenses	66,516	57,652	368,954	334,269
Adjusted EBITDA (a)	1,643	3,398	173,018	175,707
Depreciation and amortization	6,718	5,941	50,690	44,693
Non-cash unit option expense	1,090	1,505	4,498	5,865
Operating income (loss)	(6,165)	(4,048)	117,830	125,149
Interest expense	6,004	5,655	25,263	24,070
Other (income)	(831)	(1,280)	(4,463)	(2,727)
Income (loss) before taxes	(11,338)	(8,423)	97,030	103,806
Provision for taxes	2,514	2,274	18,715	17,918
Net income (loss)	$ (13,852)	$ (10,697)	$ 78,315	$ 85,888
Weighted average units
outstanding - diluted	53,479	50,648	53,315	51,334
Per limited partner unit:
Net income (loss) - diluted	$ (0.26)	$ (0.21)	$ 1.47	$ 1.67
Cash distributions declared	$ 0.45	$ 0.44	$ 1.80	$ 1.76
Balance Sheet Data:
Total assets			$993,208	$819,341
Total long-term debt			462,084	368,647
Total partners- equity			370,483	308,891

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.